EXHIBIT 99.1
                                                                    ------------

                              FOR IMMEDIATE RELEASE

Contact: Clement B. Knapp, Jr.
         President
         (219) 836-5870

January 26, 2005

                     AMB FINANCIAL ANNOUNCES QUARTER RESULTS
                                AND CASH DIVIDEND

Munster, Indiana - AMB Financial Corp. (OTCBB: AMFC) (the "Company") the parent holding company for American Savings, FSB (the "Bank") announced today that earnings per share for the fourth quarter ended December 31, 2004 totaled $.19 per diluted share, compared to $.27 per diluted share reported for the quarter ended December 31, 2003. The decreased earnings per share compared to last year resulted primarily from the recognition of a loan loss settlement in the amount of $55,000, net of income taxes, during the quarter ended December 31, 2003 which did not occur during the current quarter. Exclusive of this item, earnings per share would have been $.21 for the quarter ended December 31, 2003. Net income for the current quarter totaled $193,000 compared to $271,000 reported in the year earlier period. Return on average equity and return on average assets were 5.82% and .49%, respectively, in the current quarter compared to 8.66% and ..74% in last year's comparable period.

AMB Financial Corp. also announced that it will pay a regular cash dividend of $.06 per share for the quarter ended December 31, 2004. The dividend will be payable on February 18, 2005 to the shareholders of record on February 4, 2005.

                 RESULTS FOR THE QUARTER ENDED DECEMBER 31, 2004

Net interest income totaled $1.09 million in the current quarter, up slightly from the $1.08 million for last year's fourth quarter. The Bank's net interest margin declined to 3.10% for the current quarter, compared to 3.30% in the December 31, 2003 quarter. The decline in the net interest margin was primarily due to a decline in the yield on interest-earning assets to 5.64% in the current quarter compared to 5.93% in last year's fourth quarter. This decrease resulted primarily from the impact of higher loan prepayments, which led to loans refinancing at lower rates. The lower asset yields were partially offset by a decline in funding costs as the average cost of interest-bearing liabilities decreased to 2.56% in the current quarter from 2.65% in last year's comparable period.

Non-interest income decreased to $313,000 in the current quarter, compared to $455,000 reported in last year's fourth quarter. The decline in non-interest income was primarily attributable to a $32,000 decrease in service fee income as well as a decline in gains from the sale of investment securities of $19,000 and a loan loss settlement of $92,000 regarding losses on medical lease loans previously charged-off, which were both reported in the prior year period, offset by a $13,000 increase in rental income.

The decline in service fees consisted of a $6,000 decline in deposit related fee income, due in part to reduced ATM fees as a result of the Company's closing of two casino boat ATMs, a $14,000 decline in loan related fees due to reduced loan refinance and modification activity during the quarter as compared to the prior year and a $6,000 decline in insurance commissions. Offsetting these decreases in non-interest income was a $13,000 increase in rental income at the Dyer branch office location which is currently fully leased. In addition, the Company also incurred a loss of $24,000 in the current quarter compared to a loss of $28,000 in the prior year's quarter, related to an investment in a low-income housing joint venture. As a result of this investment, the Company recorded an offsetting $35,000 in federal income tax credits during both periods which resulted in the reduction of the Company's effective income tax rate.

Non-interest expense totaled $1.09 million in the current quarter, compared to $1.06 million reported for the quarter ended December 31, 2003. The increase resulted primarily from increased staffing costs during the quarter of $37,000 due to increased compensation and benefit costs, primarily pension expense, and increased data processing costs of $7,000, offset by a reduction in occupancy and equipment expenses of $21,000 due to a decrease in real estate and personal property tax expense.

The Company recorded a provision for loan losses of $63,000 during the quarter as compared to $43,000 during the prior year's quarter. During the current quarter, the Bank recorded $63,000 of net loan charge-offs, including $71,000 of commercial business loans related to one borrower as well as a $4,000 automobile loan and $7,000 of credit card loans. In addition, the Bank recovered $19,000 related to previously charged-off loans. The Bank's general allowance for loan losses was $608,000 at December 31, 2004, which is equal to 40.5% of net non-performing loans and .47% of net loans receivable.

Income tax expense totaled $61,000 in the current quarter, an effective tax rate of 23.9%, compared to $163,000 or an effective tax rate of 37.5% for the quarter ended December 31, 2003. Both periods were positively impacted by the recognition of approximately $35,000 in low-income housing tax credits which have a greater impact on the effective rate in a lower earnings period compared to a higher earnings period.

RESULTS FOR THE YEAR ENDED DECEMBER 31, 2004

Diluted earnings per share totaled $.87 in the current year compared to $1.18 last year. For the twelve months ended December 31, 2004, net income totaled $881,000 compared to $1.18 million in calendar 2003. Net interest income totaled $4.45 million compared to $4.33 million last year. The net interest margin increased to 3.26% for the year ended December 31, 2004, compared to 3.23% for the prior year period. Return on average equity for the year ended December 31, 2004 was 6.78% compared to 9.72% for the year ended December 31, 2003.

Non-interest income totaled $1.24 million for the year ended December 31, 2004 compared to $1.67 million in the prior year period. Lower fees and service charges of $235,000 and reduced gains on trading account activity of $117,000 were offset by increased rental income of $60,000 from the Dyer office location which is currently fully leased. In addition, the prior year period includes $92,000 loan loss settlement and $29,000 of gains on the sale of available for sale securities which did not occur in the current year period. Non-interest expense totaled $4.27 million during the current year, compared to $4.04 million reported in the prior year. Increased compensation and benefits, primarily pension contributions and ESOP expense as a result of the increase in price of the Company's stock between the periods, accounted for $226,000 of the increase, while increases in advertising of $24,000 and data processing of $30,000 were offset by a decrease in occupancy and equipment expenses of $60,000. Loan loss provisions totaled $189,000 in the current year as compared to $214,000 in the prior year.

                            BALANCE SHEET AND CAPITAL

Total assets of the Company increased by $2.7 million over the past three months due primarily to growth in the loan portfolio of $3.0 million. The increase was attributable to a $5.1 million single-family residential ARM loan purchase from a local third-party lender. The growth in loans were funded in part by a $1.2 million decline in cash and cash equivalents as well as an increase in deposits in the amount of $2.4 million. Certificates of deposit grew by $1.3 million during the quarter due to aggressive marketing of several special rate products. The Bank continues to be successful in growing its core deposits. At December 31, 2004, core deposits, compromised checking, savings and money market accounts, accounted for 42.5% of total deposits, a slight increase from September 30, 2004.

Total assets of the Company increased by $11.1 million to $157.1 million at December 31, 2004 from $146.0 million reported at December 31, 2003. The increase in assets during the current year resulted primarily from growth in loan balances, which totaled $129.3 million at December 31, 2004 compared to $120.2 million at December 31, 2003, an increase of $9.1 million. In addition, the Company increased its liquidity position by $1.1 million to $8.3 million and its position in purchased accounts receivable by $1.0 million to $3.4 million at December 31, 2004. The growth in assets during the current year was funded by an increase in deposit balances, which increased by $7.4 million to $115.7 million at December 31, 2004 as well as a $2.8 million increase in borrowed money to $18.9 million from the FHLB of Indianapolis.

As of December 31, 2004, stockholders' equity in AMB Financial Corp. totaled $13.4 million. The number of common shares outstanding at December 31, 2004 was 985,761 and the book value per common share outstanding was $13.60. The Bank's tangible, core and risk-based capital percentages of 9.02%, 9.02% and 15.44%, respectively, at December 31, 2004 exceeded all regulatory requirements by a significant margin.

Non-performing assets decreased during the past three months, totaling $1.61 million or 1.02% of total assets at December 31, 2004 compared to $2.11 million or 1.37% of total assets at September 30, 2004. At December 31, 2003, non-performing assets totaled $1.65 million, or 1.13% of total assets. Included in non-performing assets at December 31, 2004, are two commercial office buildings totaling $700,000. During the quarter ended December 31, 2004, the Bank disposed of a $410,000 real estate owned commercial property at a slight profit. In addition, a workout arrangement, discussed in prior filings, with a delinquent accounts receivable customer in which the indebtedness was restructured to a commercial loan and reported as a non-performing asset, has been removed from non-performing status due to a sustained current payment history. The balance on this loan has been reduced over the last seven months from $535,000 to $318,000 as of December 31, 2004.

This new release contains various forward-looking statements consisting of estimates with respect to the financial condition, results of operations and business of the Company and the Bank. These estimates are subject to various factors that could cause actual results to differ materially from those estimates. These factors include, but are not limited to, (i) the effect that movements in interest rates could have on net interest income and loan repayments, (ii) changes in customer preference for our products and services,
(iii) changes in national and local economic and market conditions, including prevailing real estate values, (iv) higher than anticipated operating expenses,
(v) a lower level of or higher cost for deposits or a higher cost for borrowings than anticipated, (vi) changes in accounting principles, policies or guidelines,
(vii) legislation or regulations adversely affecting the Bank or the Company, and (viii) the success of the Company's workout programs for troubled assets.

American Savings, FSB is a federally chartered stock savings bank. The Bank is a community oriented institution offering a variety of traditional deposit and loan products. It operates three full service offices located in Dyer, Hammond, and Munster, Indiana.


(Two pages of selected financial information are included with this release).

                               AMB FINANCIAL CORP.
                        SELECTED FINANCIAL CONDITION DATA
                                 (IN THOUSANDS)

                                                           Dec. 31        Sept. 31       Dec. 31
                                                             2004           2004           2003
                                                         (Unaudited)    (Unaudited)

Total assets                                               157,094        154,368        145,965
Loans receivable, net                                      129,342        126,281        120,209
Mortgage-backed securities                                   2,286          2,491          3,155
Investment securities and interest bearing deposits          9,305         10,022          7,993
Deposits                                                   115,659        113,229        108,334
Borrowed money                                              18,954         19,015         16,130
Guaranteed preferred beneficial interest
 in the Company's subordinated debentures                    5,000          5,000          5,000
Stockholders' equity                                        13,409         13,160         12,520

                            SELECTED OPERATIONS DATA
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                               Three Months Ended                Twelve Months Ended
                                                                   December 31                       December 31
                                                              2004             2003             2004             2003
                                                              ----             ----             ----             ----
Total interest income                                       $  1,978            1,943            7,887            8,235
Total interest expense                                           889              861            3,433            3,903
                                                            --------         --------         --------         --------
 Net interest income                                           1,089            1,082            4,454            4,332
Provision for loan losses                                         63               43              189              214
                                                            --------         --------         --------         --------
 Net interest income after provision for
 loan losses                                                   1,026            1,039            4,265            4,118
                                                            --------         --------         --------         --------
Non-interest income:
 Fees and service charges                                        234              267              946            1,181
 Rental Income                                                    34               21              137               77
 Gains on trading securities                                      18               18               34              151
 Gains on available for sale securities                         --                 19             --                 29
 Loss from investment in joint venture                           (24)             (28)             (82)             (91)
 Gain on sale of real estate owned                                 9                8               14               24
 Increase in cash surrrender value of life insurance              31               32              135              151
 Gain from life insurance proceeds                              --               --                 27             --
 Loan loss settlement                                           --                 92             --                 92
 Other operating income                                           11               26               29               57
                                                            --------         --------         --------         --------
 Total non-interest income:                                      313              455             1240             1671
                                                            --------         --------         --------         --------
Non-interest expense:
 Staffing cost                                                   558              521            2,185            1,959
 Occupancy and equipment costs                                    91              112              411              471
 Data processing                                                 143              136              558              521
 Professional fees                                                63               60              251              248
 Other                                                           230              231              869              837
                                                            --------         --------         --------         --------
  Total non-interest expense                                   1,085            1,060            4,274            4,036
                                                            --------         --------         --------         --------
Net income before income taxes                                   254              434            1,231            1,753
                                                            --------         --------         --------         --------
Provision for federal & state income taxes                        61              163              350              571
                                                            --------         --------         --------         --------
Net income                                                  $    193              271              881            1,182
                                                            ========         ========         ========         ========

Earnings per share
  Basic                                                     $   0.20         $   0.30         $   0.94         $   1.31
  Diluted                                                   $   0.19         $   0.27         $   0.87         $   1.18

                               AMB FINANCIAL CORP.
                    SELECTED FINANCIAL RATIOS AND OTHER DATA
                                   (UNAUDITED)

                                                               Three Months Ended         Twelve Months Ended
                                                                   December 31                 December 31
                                                               2004          2003          2004          2003
                                                               ----          ----          ----          ----
Performance Ratios:
-------------------
Return on average assets                                       0.49%         0.74%         0.58%         0.78%
Return on average equity                                       5.82          8.66          6.78          9.72
Interest rate spread information:
 Average during period                                         3.08          3.30         3..24          3.26
 End of period                                                 3.26          3.32          3.26          3.32
Net interest margin                                            3.10          3.30          3.26          3.23
Efficiency ratio                                              77.42         74.36         75.42         68.62
Ratio of operating expense to average total assets             2.77          2.88          2.81          2.67
Ratio of average interest earning assets to average
interest-bearing liabilities:                                 1.01x         1.00x         1.01x          .99x
Weighted average common shares outstanding:
  Basic                                                     959,865       911,726       940,748       904,283
  Diluted                                                 1,020,821     1,014,902     1,007,708     1,004,894


                                                           At               At
                                                         Dec.31          Dec. 31
                                                          2004             2003
                                                          ----             ----
Quality Ratios:                                       (Unaudited)
---------------
Non-performing assets to total assets at end of
period                                                    1.02%            1.13%
Allowance for loan losses to non-performing
loans                                                    44.50            65.35
Allowance for loan losses to loans receivable, net        0.55             0.86


Capital Ratios:
---------------
Equity to total assets at end of period                   8.54             8.58
Average equity to average assets                          8.56             8.04


Other Data:
-----------
Number of full service offices                               3                3

                              FOR IMMEDIATE RELEASE


Contact: Clement B. Knapp, Jr.
         President
         (219) 836-5870

January 26, 2005


               AMB FINANCIAL ANNOUNCES ANNUAL STOCKHOLDERS MEETING

Munster, Indiana - AMB Financial Corp. (OTCBB: AMFC) (the "Company") the parent holding company for American Savings, FSB (the "Bank") announced today that the Annual Stockholders Meeting will be held on April 27, 2005 at 10:30 a.m. in our Munster Office, located at 8230 Hohman Ave., Munster, Indiana 46321.

                            CERTIFICATION PURSUANT TO
                             18 U.S.C. SECTION 1350,
                             AS ADOPTED PURSUANT TO
                  SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

     In connection with the current report of AMB Financial Corporation (the "Company") on Form 8-K for the period ending December 31, 2004 as filed with the Securities and Exchange Commission on the date hereof the Report, I Clement B. Knapp, President and Chief Executive Officer of the Company, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

     (1) The report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

     (2) The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.


Date: January 26, 2005                     /s/ Clement B. Knapp
                                           -------------------------------
                                           Clement B. Knapp
                                           President and Chief Executive Officer



                            CERTIFICATION PURSUANT TO
                             18 U.S.C. SECTION 1350,
                             AS ADOPTED PURSUANT TO
                  SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

     In connection with the current report of AMB Financial Corporation (the "Company") on Form 8-K for the period ending December 31, 2004 as filed with the Securities and Exchange Commission on the date hereof the Report, I Daniel T. Poludniak, Vice President, Treasurer and Chief Financial Officer of the Company, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

     (1) The report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

     (2) The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.


Date: January 26, 2005                     /s/ Daniel T. Poludniak
                                           -------------------------------
                                           Daniel T. Poludniak
                                           Vice President, Treasurer and
                                           Chief Financial Officer